EXECUTION VERSION

CASEY’S GENERAL STORES, INC.
_______________________________________

FIRST AMENDMENT
Dated as of June 30, 2020
to
NOTE PURCHASE AGREEMENT
Dated as of June 17, 2013

_______________________________________
Re:    $150,000,000 3.67% Senior Notes, Series A due June 15, 2028
    $50,000,000 3.75% Senior Notes, Series B due December 18, 2028

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
THIS FIRST AMENDMENT dated as of June 30, 2020 (this “Amendment”) to the Note Purchase Agreement dated as of June 17, 2013 is between CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Company”), and each of the institutions which is named on the signature pages to this Amendment (collectively, the “Noteholders”).
RECITALS:
A.    The Company has heretofore entered into the Note Purchase Agreement dated as of June 17, 2013 (the “Note Purchase Agreement”) with the Purchasers listed on Schedule A thereto.
B.    The Company has heretofore issued (1) $150,000,000 aggregate principal amount of its 3.67% Senior Notes, Series A, due June 15, 2028 (the “Series A Notes”) and (2) $50,000,000 aggregate principal amount of its 3.75% Senior Notes, Series B, due December 18, 2028 (the “Series B Notes”; and together with the Series A Notes, collectively the “Notes”) pursuant to the Note Purchase Agreement. The Noteholders are the holders of 100% of the outstanding principal amount of the Notes.
C.    The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
D.    Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
E.    All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 3 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
Section 1.AMENDMENTS.
Section 1.1    Section 5.8(b) of the Note Purchase Agreement shall be amended by replacing the words “in default under” with “in violation of”.
Section 1.2    (a) Section 5.12(d) of the Note Purchase Agreement shall be amended by replacing the words “Statement No. 106” with “Accounting Standards Codification Topic 715-60” and (b) Section 5.12(a) of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse

Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or Federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
Section 1.3    Section 5.16 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
Section 5.16.    Foreign Assets Control Regulations, Etc.
(a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(1)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(2)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(3)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 1.4    Section 5.17 of the Note Purchase Agreement shall be amended by adding the words “Public Utility Company Holding Act of 2005, as amended, the” immediately after “the Investment Company Act of 1940, as amended, the”.
Section 1.5    Section 6.2(d) of the Note Purchase Agreement shall be amended by deleting the words “, or, with respect to LEO 2013-1 LLC only, based upon information solicited from any employee benefit plans whose assets in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, which the QPAM has no reason to believe is inaccurate, to the best knowledge of the QPAM, the conditions of Part I(a) of the QPAM exemption are satisfied”
Section 1.6    Section 7.1 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
7.1.    Financial and Business Information
The Company will deliver to each holder of Notes that is an Institutional Investor:
(a)     Quarterly Statements — within 60 days (or such shorter period as is (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Primary Credit Facility or the date on which such corresponding financial statements are delivered under any Primary Credit Facility if such delivery occurs earlier than such required delivered date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:
(i)     a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter; and
(ii)     consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter;
setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), and provided further that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely filed such Form 10-Q with the SEC on “EDGAR” (or any successor thereto) and such Form 10-Q is available on the SEC’s website and on the Company’s home page on the worldwide web (at the date of this Agreement located at: http//www.caseys.com), or posted on the Company’s behalf on IntraLinks or another relevant website, if any, to which each such holder has access, and shall have given such holder notice of such availability on EDGAR and on its home page, IntraLinks or other relevant website in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
(b)     Annual Statements — within 120 days (or such shorter period as is (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Primary Credit Facility or the date on which such corresponding financial statements are delivered under any Primary Credit Facility if such delivery occurs earlier than such required delivered date) after the end of each fiscal year of the Company, duplicate copies of:
(i)     a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year; and
(ii)     consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year;
setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of KPMG LLP or another firm of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
(c)     SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC; provided that in each case the Company shall be deemed to have made such delivery if it shall have made Electronic Delivery thereof;
(d)     Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)     ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)     with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)     the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f) Resignation or Replacement of Auditors — within ten days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request; and
(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations under this Agreement and under the Notes as from time to time may be reasonably requested by such holder of Notes.
Section 1.7    Section 7.3(a) of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (provided that the Company shall be entitled (but not required) to have an officer or other representative of the Company present during any such discussion with its independent public accountants) and, with the consent of the Company (which consent will not be unreasonably withheld), to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
Section 1.8    Section 8.4 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

8.4.	Maturity; Surrender, Etc.
In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date, the accrued and unpaid Excess Leverage Fee, if any, and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, Excess Leverage Fee, if any, and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 1.9    The definitions of “Called Principal”, “Reinvestment Yield” and “Remaining Average Life” contained in Section 8.6 of the Note Purchase Agreement shall be amended and restated in their entirety to read as follows:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2, or 8.8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the “Ask-Side” yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on the Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

Section 1.10    Section 8.7(d) of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of the Notes together with accrued and unpaid interest thereon and the accrued and unpaid Excess Leverage Fee, if any. The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.7(e).
Section 1.11    Section 8.8 of the Note Purchase Agreement shall be amended by (a) deleting the words “or any of its Subsidiaries” immediately after “contemplated by Section 8.8(a) by the Company” in clause (b) thereof and (b) amending and restating clause (d) thereof in its entirety to read as follows:
(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be in the amount set forth in Section 8.8(b), together with interest on such Notes accrued to the date of prepayment, the accrued and unpaid Excess Leverage Fee, if any, and the Make-Whole Amount, if any, with respect thereto. The prepayment pursuant to an offer to prepay any Notes shall be made on the Offer Prepayment Date for such offer.
Section 1.12    The first sentence of the second paragraph of Section 9.7 of the Note Purchase Agreement shall be amended by replacing the words “Principal Credit Facility” with “Primary Credit Facility”.
Section 1.13    Section 9.8 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
9.8.    Covenant to Secure Notes Equally.
The Company covenants that if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.4 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured pursuant to security documentation in form and substance satisfactory to the Required Holders (including an intercreditor agreement and opinions of counsel to the Company and/or each relevant Subsidiary and, if requested by the Required Holders, an amendment to this Agreement to reflect the secured nature of the Notes) so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of Section 10.4.
Section 1.14    The following new Sections 9.9 and 9.10 shall be added to the Note Purchase Agreement in proper sequence:

9.9.    Corporate Rating.
The Company will at all times maintain a Corporate Rating from at least one Rating Agency, and the Company will not at any time permit any such Corporate Rating to be lower than BBB-/Baa3 (or its equivalent).
9.10.    Excess Leverage Fee.
For any fiscal quarter for which the Leverage Ratio is 3.50 to 1.00 or greater as of the last day thereof, in addition to interest accruing on the Notes, the Company agrees to pay each holder of a Note a fee (the “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during such fiscal quarter at a rate per annum of (a) if the Leverage Ratio as of the end of any such fiscal quarter is greater than or equal to 3.50 to 1.00 but less than 3.75 to 1.00, 0.25%, or (b) if the Leverage Ratio as of the end of any such fiscal quarter is greater than or equal to 3.75 to 1.00, 0.50%. The Excess Leverage Fee with respect to each Note for any fiscal quarter shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears at the same time as such interest. The payment of the Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default. If for any reason the Company fails to deliver the financial statements required by Section 7.1(a) or (b) for a fiscal quarter by the date the Excess Leverage Fee, if any, would be payable for such fiscal quarter, for purposes of this Section 9.10, the Leverage Ratio for such fiscal quarter will be deemed to be in excess of 3.75 to 1.00.
Section 1.15    Section 10.1 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
10.1.    Financial Covenants.
(a)    Consolidated Total Debt. The Company will not permit the ratio (the “Leverage Ratio”) of Consolidated Total Debt (as of any date) to Consolidated EBITDA (for the Company’s then most recently completed four fiscal quarters (a “Test Period”)) to be greater than 3.50 to 1.00 at any time; provided that, if the Company or any of its Subsidiaries consummates a Material Acquisition, for each day during each Test Period ending on or prior to the last day of the first four full fiscal quarters following the date of such Material Acquisition (a “Leverage Spike Period”), such maximum ratio shall, by written notice delivered by the Company to the holders of the Notes not later than five Business Days after the consummation of such Material Acquisition, be deemed to be increased to 4.00 to 1.00; provided, further, that (i) no more than three such deemed increases shall be permitted during the term of this Agreement and (ii) there must be at least two full fiscal quarters between the end of a Leverage Spike Period and the start of another Leverage Spike Period.
(b)    Fixed Charge Coverage.    The Company will not permit, as of the end of any fiscal quarter, the ratio of (i) Consolidated EBITR to (ii) the sum of Consolidated Interest Expense plus Consolidated Rental Expense (in each case for the Test Period ended on the last day of such fiscal quarter) to be less than 2.00 to 1.00.

(c)    Consolidated Net Worth.    Commencing with the fiscal quarter beginning May 1, 2020, the Company will not permit, as of the end of any fiscal quarter, its Consolidated Net Worth to be less than (i) $462,679,000 plus (ii) the sum of 25% of Consolidated Net Income, if positive, for each completed fiscal quarter (measured separately) commencing with the first fiscal quarter ending after April 30, 2020.
Section 1.16    Section 10.3(d) of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
(d)    Indebtedness of a Subsidiary (i) under any Guaranty Agreement and (ii) under a Primary Credit Facility so long as such Subsidiary is a Subsidiary Guarantor party to an effective Guaranty Agreement;
Section 1.17    Section 10.4 of the Note Purchase Agreement shall be amended by (a) adding the words “of the subject property” immediately after “each such Lien does not exceed the fair market value” in clause (d) thereof and (b) amending and restating clause (i) thereof in its entirety to read as follows:
(i)    in addition to the Liens permitted by clauses (a) through (h) of this Section 10.4, Liens securing Indebtedness of the Company or a Subsidiary that is not otherwise permitted to be outstanding pursuant to such clauses (a) through (h), provided that (A) Priority Debt does not at any time exceed 20% of Consolidated Net Worth (as of the end of the Company’s then most recently completed fiscal quarter), and (B) no Lien permitted under this clause (i) shall secure any Indebtedness outstanding under any Primary Credit Facility unless (1) the Company or such Subsidiary has made or will make effective provision whereby the Company’s obligations under this Agreement and the Notes or the applicable Guaranty Agreement will be secured by an equal and ratable Lien pursuant to documents, including an intercreditor agreement and opinions of counsel to the Company and each relevant Subsidiary, in form and substance satisfactory to the Required Holders, and (2) if such Lien is granted by a Subsidiary, such Subsidiary is a Subsidiary Guarantor party to an effective Guaranty Agreement.
Section 1.18    Section 10.5(a) of the Note Purchase Agreement shall be amended by (a) adding the word “and” immediately after “terms hereof;” at the end of subclause (i), (b) deleting subclause (ii) in its entirety and (c) renumbering subclause (iii) as subclause (ii).
Section 1.19    Section 10.6(c)(i) of the Note Purchase Agreement shall be amended by adding the words “of the Company” immediately after “in any fiscal year”.
Section 1.20    Section 10.7 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
10.7.    Economic Sanctions, Etc.
The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a

Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 1.21    Sections 11(b) through Section 11(e), Section 11(i) and Section 11(k) of the Note Purchase Agreement shall be amended and restated in their entirety to read as follows, respectively:
(b)    the Company defaults in the payment of any interest on any Note or any Excess Leverage Fee for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 8.7, Section 8.8, Section 9.9 or Sections 10.1 through 10.9; or
(d)     (i) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (x) a Responsible Officer obtaining actual knowledge of such default and (y) the Company receiving written notice of such default from any holder of a Note, or (ii) any Subsidiary Guarantor fails to perform or observe any agreement contained in the Guaranty Agreement to which it is a party and such failure shall not be remedied within 30 days after the earlier of (x) a Responsible Officer obtaining actual knowledge thereof and (y) the Company receiving written notice of such failure from any holder of a Note); or
(e)    any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement, any Guaranty Agreement or in any writing furnished in connection with the transactions contemplated hereby or by any Guaranty Agreement proves to have been false or incorrect in any material respect on the date as of which made; or
(i)    a final judgment or judgments for the payment of money aggregating in excess of $25,000,000, including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(k)    any Guaranty Agreement shall cease to be in full force and effect, or the Company or any Subsidiary Guarantor shall contest or deny the validity or enforceability of, or any Subsidiary Guarantor shall deny that it has any liability or obligations under, any Guaranty Agreement.
Section 1.22    (a) Section 12.1 of the Note Purchase Agreement is hereby amended by (a) deleting the words “of Section 11” immediately after “described in Section 11(a) or (b)” in clause (c) thereof and (b)(i) adding the words “the accrued and unpaid Excess Leverage Fee, if any,” immediately after “(including, but not limited to, interest accrued thereon at the Default Rate) and” and (ii) deleting the parenthetical “(to the full extent permitted by applicable law)” in the last paragraph thereof.
Section 1.23    Section 12.3 of the Note Purchase Agreement is hereby amended by (a) adding the words “and any overdue Excess Leverage Fee,” immediately after the words “the Company has paid all overdue interest on the Notes,” and (b) adding the words “and any overdue Excess Leverage Fee,” immediately after “any overdue interest in respect of the Notes”.
Section 1.24    Section 13.1 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:
13.1.    Registration of Notes.
The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 1.25    Section 13.2 of the Note Purchase Agreement is hereby amended by adding the words “of such series” after “one Note” in the penultimate sentence thereof.
Section 1.26    Section 13.3 of the Note Purchase Agreement is hereby amended by adding the words “of the same series” after “a new Note” in the last paragraph thereof.
Section 1.27    Section 14.1 of the Note Purchase Agreement is hereby amended by adding the words “the Excess Leverage Fee, if any, and” immediately after “payments of principal, Make-Whole Amount, if any,”.

Section 1.28    Section 14.2 of the Note Purchase Agreement is hereby amended by adding the words “, the Excess Leverage Fee, if any, and all other amounts” immediately after “Make-Whole Amount, if any, and interest”.
Section 1.29    Section 15.1 of the Note Purchase Agreement is hereby amended by adding a new second paragraph thereto to read as follows:
The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company; provided that such indemnity shall not, as to any Purchaser or holder of a Note, be available to the extent that any such judgment, liability, claim, order, decree, fine, penalty, cost, fee or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Purchaser or holder.
Section 1.30    Section 15.2 of the Note Purchase Agreement is hereby amended by adding the words “, any Guaranty Agreement” immediately after “or waiver of any provision of this Agreement”.
Section 1.31    Section 16 of the Note Purchase Agreement is hereby amended by adding the words “, each Guaranty Agreement” immediately after “this Agreement” in the last sentence thereof.
Section 1.32    Section 17.1 of the Note Purchase Agreement is hereby amended by (a) adding the words “on the Notes, of the Excess Leverage Fee” immediately after “the time of payment or method of computation of interest” and deleting the words “, on the Notes” after “Make-Whole Amount” in clause (b)(i) thereof.
Section 1.33    Section 17.2 of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
17.2.    Solicitation of Holders of Notes.
(a)     Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of any Guaranty Agreement or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 or any Guaranty Agreement to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof or of any Guaranty Agreement or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
(b)     Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 or any Guaranty Agreement by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.
Section 1.34    Section 17.3 of the Note Purchase Agreement is hereby amended by adding the words “, under any Guaranty Agreement” immediately after “exercising any rights hereunder” in the penultimate sentence thereof.
Section 1.35    Section 17.4 of the Note Purchase Agreement is hereby amended by (a) adding the words “, any Guaranty Agreement” immediately after “waiver or consent to be given under this Agreement” and (b) adding the words “, in any Guaranty Agreement” immediately after “the taking of any action provided therein”.
Section 1.36    Section 20 of the Note Purchase Agreement is hereby amended by (a) adding the words “, trustees” immediately after “employees, agents, attorneys” in clause (i) of the second sentence thereof, (b) adding the word “auditors,” immediately after “its” in clause (ii) of the second sentence thereof, (c) replacing the words “and remedies under such Purchaser’s Notes and this Agreement” with “and remedies under such Purchaser’s Notes, this Agreement or any Guaranty Agreement” in clause (viii)(z) of the second sentence thereof and (d) adding a new second paragraph thereto to read as follows:
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
Section 1.37    Section 22.2 of the Note Purchase Agreement is hereby amended by adding the words “, the Excess Leverage Fee” immediately after “any payment of principal of or Make-Whole Amount”.
Section 1.38    Section 22.5 of the Note Purchase Agreement is hereby amended by adding a new third paragraph thereto to read as follows:
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.39    Section 22.8 of the Note Purchase Agreement is hereby amended by (a) replacing the heading “22.8.    Jurisdiction.” with “22.8.    Jurisdiction; Waiver of Jury Trail.” and (b) adding a new clause (d) to read as follows:
(d)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 1.40    Schedule B to the Note Purchase Agreement is hereby amended by deleting the definitions of “CISADA”, “Indemnified Person”, “OFAC Listed Person”, “Proceeding” and “U.S. Economic Sanctions”.
Section 1.41    Schedule B to the Note Purchase Agreement is hereby amended by adding or amending and restating, as applicable, in the correct alphabetical order the following definitions:

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) all provisions for federal, state and other income taxes, (iii) depreciation and amortization expense, including amortization of goodwill and other intangible assets, and (iv) non-cash stock option expense, in each case determined on a consolidated basis in accordance with GAAP. If, during the period for which Consolidated EBITDA is being calculated, the Company or any Subsidiary has acquired one or more Persons (or the assets thereof), or made any Disposition, in any transaction or group of related transactions, which acquisition or Disposition, as the case may be, the Company is required to disclose in the Company’s financial statements pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Consolidated EBITDA shall be calculated on a pro forma basis as if the transaction or transactions had occurred on the first day of such period.
“Consolidated EBITR” means, for any period, Consolidated Net Income for such period, plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) all provisions for federal, state and other income taxes, and (iii) Consolidated Rental Expense, in each case determined on a consolidated basis in accordance with GAAP. If, during the period for which Consolidated EBITR is being calculated, the Company or any Subsidiary has acquired one or more Persons (or the assets thereof), or made any Disposition, in any transaction or group of related transactions, which acquisition or Disposition, as the case may be, the Company is required to disclose in the Company’s financial statements pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Consolidated EBITR shall be calculated on a pro forma basis as if the transaction or transactions had occurred on the first day of such period.
“Corporate Rating” means (i) the Company’s corporate credit rating from S&P, (ii) the Company’s corporate family rating from Moody’s or (iii) the Company’s issuer rating from Morningstar or, in each case, an equivalent rating by any other Rating Agency.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“Excess Leverage Fee” is defined in Section 9.10.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1; provided that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Leverage Ratio” is defined in Section 10.1(a).
“Material Acquisition” means any acquisition or similar investment permitted pursuant to the terms of this Agreement and having consideration in excess of $100,000,000.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Morningstar” means DBRS Morningstar Inc. and any successor thereto.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Primary Credit Facility” shall mean:
(a)    the Credit Agreement dated as of January 11, 2019 among the Company, the lenders from time to time parties thereto and Royal Bank of Canada, as administrative agent, and any successor or replacement thereof; and
(b)    any other credit agreement, note purchase agreement, indenture or any other term loan or working capital facility of the Company, and any successor or replacement thereof, having an aggregate principal amount of Indebtedness, or commitments therefor, of $25,000,000 or greater.

“Priority Debt” means, as of any date, the sum (without duplication) of (i) Indebtedness of the Company and its Subsidiaries secured by Liens not otherwise permitted by Sections 10.4(a) through (h), and (ii) outstanding unsecured Indebtedness of Subsidiaries not otherwise permitted by Sections 10.3(a) through (d).
“Rating Agencies” means Moody’s, S&P and Morningstar or, if none of Moody’s, S&P and Morningstar shall make a corporate family, corporate credit or issuer rating, as applicable, on the Company publicly available (or privately available, so long as such rating is disclosed to the holders of the Notes and may be disclosed to the SVO and the NAIC without further consent by the applicable Rating Agency), a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company and reasonably satisfactory to the Purchasers (or, in the case of any determination made after the date of the Closing, reasonably satisfactory to the Required Holders), which shall be substituted for Moody’s, S&P and Morningstar.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Test Period” is defined in Section 10.1(a).
“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
Section 1.42    Schedules 5.3, 5.4, 5.5, 5.8, 5.18, 10.3 and 10.4 to the Note Purchase Agreement are hereby amended and restated in their entirety to read as set forth on Exhibit A attached hereto.
SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
In order to induce the Noteholders to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company represents and warrants to the Noteholders that:
(a)    this Amendment has been duly authorized, executed and delivered by it and this Amendment constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(b)    the execution, delivery and performance by the Company of this Amendment and performance by the Company of the terms of the Note Purchase Agreement, as amended by this Amendment, (i) have been duly authorized by all necessary corporate action, (ii) do not require the consent or approval or authorization of, or registration, filing or declaration with, any Governmental Authority and (iii) will not (A) (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary;
(c)    no Default or Event of Default has occurred and is continuing; and
(d)    each representation and warranty set forth in Section 5 of the Note Purchase Agreement is true and correct as of the date of execution and delivery of this Amendment by the Company with the same effect as if made on such date.

SECTION 3.    CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT.
Upon satisfaction of each of the following conditions, this Amendment shall become effective on and as of the date first written above:
(a)    executed counterparts of this Amendment, duly executed by the Company and the holders of the Notes under the Note Purchase Agreement, shall have been delivered to the Noteholders;
(b)    executed counterparts of an amendment to the Note Purchase Agreement dated as of May 2, 2016, duly executed by the Company and the holders of the Notes thereunder, amended to align the applicable terms thereof with those in the Note Purchase Agreement, as amended by this Amendment, shall have been delivered to the Noteholders;
(c)    executed counterparts of an amendment to the Note Purchase Agreement dated as of June 13, 2017, duly executed by the Company and the holders of the Notes thereunder, amended to align the applicable terms thereof with those in the Note Purchase Agreement, as amended by this Amendment, shall have been delivered to the Noteholders;
(d)    executed counterparts of the Note Purchase Agreement dated as of June 30, 2020 (the “2020 Note Purchase Agreement”), duly executed by the Company and the Purchasers named therein, shall have been delivered to the Noteholders, and the conditions to closing thereunder shall have been satisfied;
(e)    executed counterparts of an amendment to the Credit Agreement dated as of January 11, 2019, duly executed by the Company, the lenders from time to time parties thereto and Royal Bank of Canada, as administrative agent, amended to (i) remove the “springing lien” provisions (including the forms of Intercreditor agreement and pledge agreement) therefrom; provided that the general requirement in Section 6.13(a) of such agreement that the Company secure Obligations on an equal and ratable basis if Priority Debt exceeds 20% of Consolidated Net Worth (as each capitalized term is defined therein) may remain, and (ii) permit the issuance of the notes under the 2020 Note Purchase Agreement, shall have been delivered to the Noteholders;
(f)    each of the Noteholders or their special counsel shall have received an opinion of Dentons US LLP, dated the date hereof, in scope, form and substance satisfactory to the Noteholders;
(g)    the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof; and
(h)    the Company shall have paid the reasonable fees and expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.

SECTION 4.    MISCELLANEOUS.
Section 4.1    This Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as expressly amended by this Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect. On and after the date hereof each reference in the Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Note Purchase Agreement, and each reference in each of the Notes to “the Note Purchase Agreement,” “thereunder,” “thereof” or words of like import referring to the Note Purchase Agreement, shall mean and be a reference to the Note Purchase Agreement as amended by this Amendment.
Section 4.2    The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
Section 4.3    This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 4.4    This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement. Delivery of an electronic signature to, or a signed copy of, this Amendment by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Noteholder shall request manually signed counterpart signatures to the Amendment, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable

[Remainder of Page Left Intentionally Blank]

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.
CASEY’S GENERAL STORES, INC.

By:    /s/ Stephen P. Bramlage, Jr.
Name:     Stephen P. Bramlage, Jr.
Title:     Chief Financial Officer

Attest:

By:    /s/ Julia L. Jackowski
Name:    Julia L. Jackowski
Title:     Chief Legal Officer and Secretary

[Signature Page to First Amendment to Note Purchase Agreement (2013)]

Accepted and Agreed to:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ Anna Sabiston
Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By:    Prudential Investment Management Japan
Co., Ltd., as Investment Manager

By:    PGIM, Inc., as Sub-Adviser

By: /s/ Anna Sabiston
Vice President

FARMERS INSURANCE EXCHANGE
MID CENTURY INSURANCE COMPANY

By:    PGIM Private Placement Investors,
L.P., as Investment Advisor

By:    PGIM Private Placement Investors, Inc.,
as its General Partner

By: /s/ Anna Sabiston
Vice President

[Signature Page to First Amendment to Note Purchase Agreement (2013)]

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
(F/K/A ING LIFE INSURANCE AND ANNUITY COMPANY)
RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SECURITY LIFE OF DENVER INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY

By: Voya Investment Management LLC,
as Agent

By: /s/ Justin Stach
Name: Justin Stach
Title: Senior Vice President

VENERABLE INSURANCE AND ANNUITY COMPANY
(F/K/ ING USA ANNUITY AND LIFE INSURANCE COMPANY,
VOYA INSURANCE AND ANNUITY COMPANY)
LEO 2013-1 LLC

By: Voya Investment Management Co. LLC,
as Agent

By: /s/ Justin Stach
Name: Justin Stach
Title: Senior Vice President

[Signature Page to First Amendment to Note Purchase Agreement (2013)]

METROPOLITAN LIFE INSURANCE COMPANY

By:     MetLife Investment Management, LLC,
its Investment Manager

METROPOLITAN TOWER LIFE INSURANCE COMPANY (as
successor by merger to General American Life
Insurance Company)

By:     MetLife Investment Management, LLC,
its Investment Manager

METLIFE REINSURANCE COMPANY OF BERMUDA, LTD.

By:     MetLife Investment Management, LLC,
its Investment Manager
BRIGHTHOUSE LIFE INSURANCE COMPANY (formerly
known as MetLife Investors USA Insurance Company)

By:     MetLife Investment Management, LLC,
its Investment Manager

SYMETRA LIFE INSURANCE COMPANY

By:     MetLife Investment Management, LLC,
its Investment Manager

By: /s/ John Wills
Name:    John Wills
Title: Authorized Signatory

[Signature Page to First Amendment to Note Purchase Agreement (2013)]

NEW YORK LIFE INSURANCE COMPANY

By: /s/ Sean Campbell
Name:    Sean Campbell
Title:    Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE
ACCOUNT (BOLIC 30C)

By:        New York Life Investment Management LLC,
         its Investment Manager

By: /s/ Sean Campbell
Name:    Sean Campbell
Title:    Senior Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:        New York Life Investment Management LLC,
its Investment Manager

By: /s/ Sean Campbell
Name:    Sean Campbell
Title:    Senior Director

[Signature Page to First Amendment to Note Purchase Agreement (2013)]

EXHIBIT A

[See attached]

SCHEDULE 5.3
Listing of "Disclosure Documents"

Form S-8 filed with the SEC on May 7, 2019
Current Report on Form 8-K filed with the SEC on June 6, 2019
Current Report on Form 8-K filed with the SEC on June 10, 2019
Current Report on Form 8-K filed with the SEC on June 11, 2019
Annual Report on Form 10-K filed with the SEC on June 28, 2019
Current Report on Form 8-K filed with the SEC on July 2, 2019
Form PRE 14A filed with the SEC on July 3, 2019
Form DEF 14A filed with the SEC on July 25, 2019
Form DEFA 14A filed with the SEC on July 25, 2019
Current Report on Form 8-K filed with the SEC on August 30, 2019
Current Report on Form 8-K filed with the SEC on September 4, 2019
Current Report on Form 8-K filed with the SEC on September 9, 2019
Current Report on Form 8-K filed with the SEC on September 9, 2019
Quarterly Report on Form 10-Q filed with the SEC on September 9, 2019
Current Report on Form 8-K filed with the SEC on September 10, 2019
Current Report on Form 8-K filed with the SEC on December 9, 2019
Quarterly Report on Form 10-Q filed with the SEC on December 9, 2019
Current Report on Form 8-K filed with the SEC on December 10, 2019
Current Report on Form 8-K filed with the SEC on December 19, 2019
Current Report on Form 8-K filed with the SEC on December 26, 2019
Current Report on Form 8-K filed with the SEC on January 9, 2020
Current Report on Form 8-K filed with the SEC on February 11, 2020
Current Report on Form 8-K filed with the SEC on March 9, 2020
Quarterly Report on Form 10-Q filed with the SEC on March 9, 2020
Current Report on Form 8-K filed with the SEC on March 10, 2020
Current Report on Form 8-K filed with the SEC on April 2, 2020
Current Report on Form 8-K filed with the SEC on May 13, 2020
Current Report on Form 8-K filed with the SEC on May 13, 2020
Current Report on Form 8-K filed with the SEC on June 8, 2020
Current Report on Form 8-K filed with the SEC on June 10, 2020
Annual Report on Form 10-K filed with the SEC on June 26, 2020

SCHEDULE 5.3 - 1

SCHEDULE 5.4
Organization and Ownership of Shares of Subsidiaries; Affiliates

Name of Subsidiary	Jurisdiction of Incorporation	Percentage of Voting Stock Owned by the Company

Casey’s Services Company    Iowa            100%
Casey’s Retail Company    Iowa            100%
Casey’s Marketing Company    Iowa            100%
CGS Stores, LLC    Iowa            100%*
Heartland Property Company, LLC    Delaware            100%*

*Indirect wholly-owned subsidiary of the Company – CGS Stores, LLC and Heartland Property Company, LLC are wholly-owned by Casey’s Marketing Company.

SCHEDULE 5.4 - 1

SCHEDULE 5.5
Financial Statements

Annual Report on Form 10-K for the fiscal year ended April 30, 2017

Annual Report on Form 10-K for the fiscal year ended April 30, 2018

Annual Report on Form 10-K for the fiscal year ended April 30, 2019

Annual Report on Form 10-K for the fiscal year ended April 30, 2020

SCHEDULE 5.5 - 1

SCHEDULE 5.8
Litigation

None.

SCHEDULE 5.8 - 1

SCHEDULE 5.15
Existing Indebtedness; Future Liens

The Company is the obligor of all debt listed below. Outstanding balances as of April 30, 2020. See footnote for obligees and collateral.

Capital lease obligations (1)            $38,342,000
Senior Notes 5.22% (2)             $569,000,000
Senior Notes 3.67% Series A (2)        $150,000,000
Senior Notes 3.75% Series B (2)        $50,000,000
Senior Notes 3.65% Series C (2)        $50,000,000
Senior Notes 3.72% Series D (2)        $50,000,000
Senior Notes 3.51% Series E (2)        $150,000,000
Senior Notes 3.77% Series F (2)        $250,000,000
Revolving Line of Credit (RBC) (3)        $120,000,000
Line of Credit (UMB) (4)            $0

TOTAL                    $1,427,342,000

(1)
Obligee: Metro North/Ankeny Center LLC; Goodhue Realty Co; We Can Build It, LLC; Green Gables Building Company; Amana Society, Inc.; Vista Real Estate & Investment Corp; Kansas Department of Transportation; Michael and Rosemary Clements; R.G. Hansen & Associates, Inc.; Jack Pearce, Trustee of the Jack Pearce Revocable Trust; Douglas & Jeannie Maryott; The Humphrey's Fund I REIT, LLC; HLMB Properties, LLC; City of Jamestown; Amber Holdings, LLP; The Board of Higher Education and University of North Dakota; 1975 Robert Street Partners, LLC; Candy Land Properties, LLC; F&J Enterprises, Inc. and Robert F and Gail Krejci; Lanaha Development; Quantum Properties II, LLC; M.J.A. LLC Properties, LLC; Vernon Associates; Laser Resources; Sondra Boniface; Provest Co.; Chipokas, LLC; MAV Holdings, LLC; Kanpp Properties; Wells Fargo Finance; Northland Capital; PACCAR; Culver's Bowman Square Properties, LLC; ND Investment Company LLC

Collateral: Various print shop, IT equipment, and trailers (and refrigeration units)

(2)    Obligee: Various institutional investors

Collateral: Unsecured

(3)	Obligee: Royal Bank of Canada; UMB Bank; BMO Harris Bank; Coöperatieve Rabobank U.A., New York Branch; Goldman Sachs Bank USA; MUFG Bank, Wells Fargo Bank, National Association

Collateral: Unsecured

SCHEDULE 5.15 - 1

As of the date of the Note Purchase Agreement, the outstanding balance on the Revolving Line of Credit is $0 (thus, reducing the above total to $1,307,342,000).

(4)	Obligee: UMB Bank

Collateral: Unsecured

SCHEDULE 5.15 - 2

SCHEDULE 5.18
Environmental Matters – Certain Products of the Company and its Subsidiaries

The business operations of the Company and its Subsidiaries entail the operation of convenience stores, including the sale of gasoline and diesel fuel, in 16 Midwestern states. Such business operations include the sale, storage, transportation and use of petroleum and petroleum products, household products, sanitary and cleaning supplies, lawn and garden supplies, and other miscellaneous automotive products, some of which may or do contain Hazardous Materials as defined herein. In the ordinary course of the business operations of the Company and its Subsidiaries, quantities of such petroleum and petroleum products, household products, sanitary and cleaning supplies, lawn and garden supplies and other automotive products are stored on the premises of their stores and distribution center facilities.

SCHEDULE 5.18 - 1

SCHEDULE 10.3
Existing Indebtedness of Subsidiaries

None.

SCHEDULE 10.3 - 1

SCHEDULE 10.4
Existing Liens

None.

SCHEDULE 10.4 - 1